Exhibit 10.1

LANTRONIX, INC.

JERRY D. CHASE SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made by and between Lantronix, Inc. (the “Company”), and Jerry D. Chase (“Executive”).

WHEREAS, Executive is employed by the Company as its President & Chief Executive Officer and is also a member of the Board of Directors of the Company (the “Board”) under an employment letter agreement dated February 13, 2008, as amended (the “Letter Agreement”); and

WHEREAS, Executive is voluntarily resigning from his positions with the Company, including his Board membership, effective June 30, 2011.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1.           Termination of Employment & Board Membership.  Executive hereby resigns his employment and his Board membership effective upon June 30, 2011 (the “Termination Date”).  Except as required by COBRA and similar laws, Executive shall not be eligible to participate in the Company’s employee and fringe benefit plans following the Termination Date, but shall continue to be, and be, covered under the Company’s indemnity policies, agreements and obligations and liability insurance (including, without limitation, director and officer’s liability insurance) for and in connections with his service to the Company as an employee, officer, director, consultant or otherwise with respect to Executive’s services through the end of the Consulting Period, subject to the terms and conditions of the Company’s director and officer’s liability insurance, the Company’s indemnity policies, agreements and obligations and applicable laws.

2.           Consulting Period.  Executive agrees to remain as a consultant to the Company through September 30, 2011 (the “Consulting Period”).  During the Consulting Period, Executive’s duties shall include (i) assisting the interim Chief Executive Officer and any successor Chief Executive Officer in discharging their duties for the Company and (ii) assisting the interim Chief Executive Officer and/or the Compensation Committee of the Board in evaluating individual executive performance for the purpose of establishing any bonus payouts for the second half of the Company’s fiscal year ending on the Termination Date. During the Consulting Period, Executive shall provide services as a consultant at a rate of less than 20% of the rate of services he performed during the three years prior to the Termination Date, thus at less than 20% of full time. The Company shall pay Executive at his current rate of base salary ($30,000 a month) for his services during the Consulting Period, provided, however that to avoid potentially adverse taxation under Internal Revenue Code Section 409A, such payment shall be delayed until and paid in full arrears on January 1, 2012.  Moreover, the Company shall directly pay Executive and his covered dependents’ premiums for COBRA during the Consulting Period, and, subject to the effectiveness of the Release (as defined below) continue paying such COBRA premiums through December 31, 2011 subject to Executive timely electing COBRA continuation. The Company also shall reimburse Executive for any business expenses, preapproved by the Chairman of the Audit Committee incurred in connection with his consulting work for the Company in accordance with the Company’s policy on reimbursement of employee business expenses. During and after the Consulting Period, the Executive shall be permitted to retain as his own personal property his Company laptop computer (once it has been cleaned of any files relating to Company business) and his Company cellphone (on the condition that billing is transferred to Executive effective July 1, 2011.  If the Company terminates the consultant relationship other than for Cause (as such term is defined in the Letter Agreement, with references to employment replaced by references to consultancy) prior to the end of the Consulting Period, it shall remain obligated to pay Executive’s current base rate of salary through the end of the Consulting Period (subject to the delayed payment until January 1, 2012, as noted earlier).

3.           Severance Benefits. Executive is electing to terminate his employment with the Company voluntarily.  Executive and the Company agree that Executive’s employment termination is not a termination triggering the potential payment of severance benefits under the Letter Agreement.  Executive and the Company agree that Executive will not receive any severance benefits under the Letter Agreement.  Following the Consulting Period, and subject to Executive executing a general release of all claims in the form attached hereto as Exhibit A (which the Company shall sign, date and deliver to Executive within seven days of receiving Executive’s signed and dated copy of the Release) and such release becoming effective by the end of the Consulting Period, Executive shall receive, as severance (i) ongoing cash payments in the aggregate amount of $610,000 paid as to 25% on January 1, 2012, and with the remaining 75% paid ratably over nine months thereafter in accordance with the Company’s payroll practices, (ii) the post-termination exercise period of Executive’s Company stock options, other than the stock options purportedly granted to Executive in September 2009, which stock options Executive hereby agrees are void and without further force and effect (the “September 2009 Options”) shall have their post-termination exercise period extended to one year (to June 30, 2012), (iii) 100% of Executive’s equity compensation awards, including without limitation options and restricted stock units, other than the September 2009 Options, shall accelerate their vesting 100% on the Release effective date; provided, however, that any accelerated restricted stock units shall be delivered to Executive on January 1, 2012, and (iv) in lieu of continued COBRA payments, and regardless of whether Executive and his covered dependents continue their COBRA coverage, pay an additional amount of $3065 per month from January 1, 2012 through June 30, 2012.

4.           Legal Fees.  Executive shall be reimbursed for reasonable legal fees incurred in the review and negotiation of this Agreement and related documentation up to a maximum of $10,000.  Such legal fees shall be reimbursed no later than August 31, 2011.

5.           Section 409A.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”).  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.”  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

6.           No Representations.  Executive and the Company represent that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

7.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

8.           Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters released pursuant to the Release, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Letter Agreement.  In any dispute concerning the payments to or for the benefit of Executive or his family in Section 2 above, provision to Executive of the Severance Benefits in Section 3 above, or Executive’s indemnity and insurance rights referenced in Section 1 above, the prevailing party shall be entitled to an award of its reasonable costs, reasonable expert witness fees and reasonable attorneys fees.

9.           Proprietary Information Agreement.  Executive agrees to sign the Proprietary Information Agreement attached hereto as Exhibit B (the “Proprietary Information Agreement”) as a condition to the effectiveness of this Agreement.

10.           Entire Agreement.  This Agreement, the Letter Agreement, the Release (once effective), the Proprietary Information Agreement and the Executive’s equity compensation agreements (including, without limitation those relating to options (other than the September 2009 Options) and restricted stock units) represent the entire agreement and understanding between the Company and Executive concerning the voluntary termination of Executive’s employment with the Company.

11.             No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Chairman of the Board.

12.           Governing Law.  This Agreement shall be governed by the laws of the State of California.

13.           Effective Date.  This Agreement is effective immediately after it has been signed by both Parties.

14.           Withholding.  All payments and benefits herein are subject to applicable withholding.

15.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

16.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: June 22, 2011	By /S/ Larry Sanders
Larry Sanders, Chairman of the Board

Dated: June 22, 2011	/S/ Jerry D. Chase
Jerry D. Chase, an individual

EXHIBIT A

LANTRONIX, INC./JERRY D. CHASE

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Lantronix, Inc. (the “Company”) and Jerry D. Chase (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon his termination of employment, as specified in the Separation Agreement to which this is attached as Exhibit A (the “Separation Agreement”), and the Company has agreed to enter into a release of claims in favor of Executive.

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1.      Termination.  Executive’s employment from the Company terminated on the “Termination Date” as such term is defined in the Separation Agreement.

2.      Confidential Information.  Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company.  Except as specified otherwise in section 2 of the Separation Agreement with respect to the Company laptop computer and cellphone issued to Executive, Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement.

3.      Payment of Salary.  Executive acknowledges and represents that upon receipt of his full regularly scheduled paycheck on June 30, 2011 and full expense reimbursements for expenses incurred prior to June 30, 2011 in accordance with the Company’s policy on reimbursement of employee business expenses, the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4.      Mutual Release of Claims.  Executive agrees that this Agreement and the Separation Agreement, represent settlement in full of all outstanding obligations owed to Executive by the Company.  Except for the obligations contained or referenced in this Agreement or the Separation Agreement, Executive and the Company, on behalf of themselves and their respective heirs, executors, officers, directors, employees, investors, shareholders, legal counsel, representatives, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release, and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against, each other and, in the following capacities only, their respective heirs, executors, past and present officers, directors, employees, investors, shareholders, legal counsel, representatives, administrators, predecessor and successor corporations, and assigns, from or concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation any and all claims relating to or arising from Executive’s employment relationship and Board membership with the Company and the termination of those relationships; including, without limitation:

(a)      any and all claims relating to, or arising from rights to purchase or sell, or actual purchases or sales of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(b)      any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c)      any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(d)      any and all claims for violation of the federal, or any state, constitution;

(e)      any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f)      any and all claims for attorneys’ fees and costs.

Executive and the Company agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations due Executive under the Separation Agreement.  Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.      Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.      Civil Code Section 1542.  Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by paragraphs 4 and 5 of this Agreement.  The Company represents that the Company is not aware of any claims against the Executive other than the claims that are released by paragraphs 4 of this Agreement.  Executive and the Company each acknowledge that Executive they have been advised by legal counsel and are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have under such code section, as well as under any statute or common law principles of similar effect and agrees that the release in paragraphs 4 and 5 of this Agreement shall extend to claims that otherwise would not be released under such code section.  The Company, being aware of said code section, also agrees to expressly waive any rights the Company may have under such code section, as well as under any statute or common law principles of similar effect and agrees that the release in paragraph 4 of this Agreement shall extend to claims that otherwise would not be released under such code section.

7.      Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

8.      No Cooperation.  Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, Executive, agent, representative, shareholder or attorney of the Company, unless compelled under law, a subpoena or other court order to do so.  The Company agrees that the Company will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Executive and/or any employee, agent, representative or attorney of the Executive, unless compelled under law, a subpoena or other court order to do so. This Section 8 shall not apply with respect to any actual or potential investigations conducted by any state or federal law enforcement or regulatory agency, including the U.S. Securities and Exchange Commission and the General Securities Administrator.

9.      No Admission of Liability.  Executive and Company understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Executive or Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Executive or Company of any fault or liability whatsoever to the Executive, Company or any third party.

10.   Costs.  The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

11.   Authority.  Executive and Company represent and warrant to each other that each has the capacity and authority to enter into this Agreement, to act on their respective behalfs and on behalf of all who might claim through to bind them to the terms and conditions of this Agreement and to provide the release set forth herein.

12.    No Representations.  Executive and Company represent to each other that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement or the Separation Agreement.

13.    Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.    Entire Agreement.  This Agreement, the Proprietary Information Agreement, the Letter Agreement, the Separation Agreement and the Executive’s equity compensation agreements (including, without limitation those relating to options and restricted stock units) represent the entire agreement and understanding between the Company and Executive.

15.    Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters released pursuant this Agreement, including, without limitation, any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Letter Agreement.  In any such dispute, the prevailing party shall be entitled to an award of its costs, expert witness fees and attorneys fees.

16.    No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

17.    Governing Law.  This Agreement shall be governed by the laws of the State of California.

18.    Effective Date.  This Agreement is effective eight (8) days after it has been signed by both parties.

19.    Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.    Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims.  The parties acknowledge that:

(a)      They have read this Agreement;

(b)      They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)      They understand the terms and consequences of this Agreement and of the releases it contains;

(d)      They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Lantronix, Inc.

Dated: June 22, 2011	By /S/ Larry Sanders

Jerry D. Chase, an individual

Dated: June 22, 2011	/S/ Jerry D. Chase

EXHIBIT B

LANTRONIX, INC./JERRY D. CHASE

PROPRIETARY INFORMATION AGREEMENT

In connection with the termination of my employment with Lantronix, its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of the benefits under my Separation Agreement with the Company of even date herewith and my upcoming consultancy with the Company, I agree to the following:

1.      Confidential Information.

(a)      Company Information.  I agree at all times during the term of my employment, my consultancy, and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.  I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finance, personnel-related or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)      Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

2.      Inventions.

(a)      Assignment of Inventions.  I agree that I will hold in trust for the sole right and benefit of the Company, and I hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of my employment with the Company (collectively referred to as "Inventions"), except as provided in Section 2(d) below.  I further acknowledge that all original works of authorship which were made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

(b)      Inventions Assigned to the United States.  I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(c)      Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(d)      Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Appendix A).

3.      Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, except as set forth in the Separation Agreement, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Appendix B.

4.      Notification of New Employer.  I hereby grant consent to notification by the Company to any new employer about my rights and obligations under this Agreement.

5.      Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

6.      Conflict of Interest Guidelines.  During my consultancy, I agree to diligently adhere to the Conflict of Interest Guidelines attached as Appendix C hereto.

7.      Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

8.      Arbitration.

(a)      Except as provided in Section 8(d) below, the Company and I agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules").  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

(b)      The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.  I hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)      The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

(d)      I understand that nothing in Section 8 modifies my at-will status.  Either the Company or I can terminate the consultant relationship at any time, with or without cause, however the Company shall continue to pay my base salary through the Consulting Period if it terminates my consultant relationship without Cause (as such term is defined in the Letter Agreement, with references to employment replaced by references to consultancy) before the end of the Consulting Period.

(e)      I HAVE READ AND UNDERSTAND THIS SECTION 10, WHICH DISCUSSES ARBITRATION.  I UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I AGREE, EXCEPT AS PROVIDED IN SECTION 10(d), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF MY RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF MY RELATIONSHIP WITH THE COMPANY.

9.      General Provisions.

(a)      Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of California.

(b)      Entire Agreement.  This Agreement, the Separation Agreement, the Release, the Letter Agreement and the equity compensation agreement by and between me and the Company set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.

(c)      Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)      Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

[Signature Page Follows]

Lantronix, Inc.

Dated: June 22, 2011	By /S/ Larry Sanders

Jerry D. Chase, an individual

Dated: June 22, 2011	/S/ Jerry D. Chase

APPENDIX A

CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

"(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

APPENDIX B

LANTRONIXTERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have complied with all the terms of the Company's Proprietary Information signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment.

Date:                                          , 2011

_________________________ Jerry D. Chase

APPENDIX C

LANTRONIX
CONFLICT OF INTEREST GUIDELINES

It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics.  Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company.  All potentially compromising situations, including, but not limited to the following, are situations that must be avoided.  Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.           Revealing confidential information to outsiders or misusing confidential information.  Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.  (The Proprietary Information Agreement elaborates on this principle and is a binding agreement.)

2.           Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.           Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.           Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.           Initiating or approving any form of personal or social harassment of employees.

6.           Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.           Borrowing from or lending to employees, customers or suppliers.

8.           Acquiring real estate of interest to the Company.

9.           Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.         Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.         Making any unlawful agreement with distributors with respect to prices.

12.         Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.         Engaging in any conduct which is not in the best interest of the Company.

14.         Conduct that tends to destroy the harmonious relationships with or among employees, vendors, customers or the community.

15.         Using material, non-public information concerning Lantronix or another corporation to personally trade in, or recommend the purchase or sale of, the securities of the corporation.